Exhibit 26 c. v.

UNDERWRITING AND

SERVICING AGREEMENT

This UNDERWRITING AND SERVICING AGREEMENT is made this 1st day of April, 2014, by and between MML Strategic Distributors, LLC (“MSD”) and C.M. Life Insurance Company (“C.M. Life”), on its own behalf and on behalf of C.M. Life’s variable annuity and variable life separate accounts included on Exhibit A (the “Separate Accounts”), as follows:

WHEREAS, the Separate Accounts were each established under authority of resolutions of the Board of Directors of C.M. Life in order to set aside and invest assets attributable to certain variable annuity contracts (the “Contracts”) issued by C.M. Life; and

WHEREAS, C.M. Life has registered the Separate Accounts under the Investment Company Act of 1940, as amended, (the “1940 Act”) and has registered the Contracts under the Securities Act of 1933, as amended, (the “1933 Act”); and

WHEREAS, C.M. Life will continue the effectiveness of the registrations of the Separate Accounts under the 1940 Act and the Contracts under the 1933 Act; and

WHEREAS, C.M. Life intends for the Contracts to be sold by agents and brokers who are required to be registered representatives of a broker-dealer that is registered with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (“1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. ( “FINRA”); and

WHEREAS, C.M. Life desires to engage MSD, a broker-dealer registered with the SEC under the 1934 Act and a member of FINRA, to act as the principal underwriter (“Underwriter”) of the Contracts, and to otherwise perform certain duties and functions that are necessary and proper for the distribution of the Contracts as required under applicable federal and state securities laws and FINRA regulations, and MSD desires to act as Underwriter for the sale of the Contracts and to assume such responsibilities;

NOW, THEREFORE, the parties hereto agree as follows:

1. Underwriter. C.M. Life hereby appoints MSD as, and MSD agrees to serve as, Underwriter of the Contracts during the term of this Agreement for purposes of federal and state securities laws. C.M. Life reserves the right, however, to refuse at any time or times to sell any Contracts hereunder for any reason, and C.M. Life maintains ultimate responsibility for the sales of the Contracts.

MSD shall use reasonable efforts to sell the Contracts but does not agree hereby to sell any specific number of Contracts and shall be free to act as underwriter of other securities. MSD agrees to offer the Contracts for sale in accordance with the prospectus then in effect for the Contracts.

2. Services. MSD agrees, on behalf of C.M. Life and the Separate Accounts, and in its capacity as Underwriter, to undertake at its own expense except as otherwise provided herein, to provide certain sales, administrative and supervisory services relative to the Contracts as described below, and otherwise to perform all duties that are necessary and proper for the distribution of the Contracts as required under applicable federal and state securities laws and FINRA regulations.

MSD will assist C.M. Life in promoting the Contracts. Such assistance will include: consulting with and answering questions from registered representatives and their support staff, providing competitive information regarding competing carriers, reviewing requests for proposals, assisting in the development of responses to such requests, reviewing promotional material, traveling to registered representatives’ offices, and performing other such duties as C.M. Life and MSD may mutually agree.

3. Selling Group. MSD may enter into sales agreements for the sale of the Contracts with independent broker-dealer firms (“Independent Brokers”) whose registered representatives have been or shall be licensed and appointed as life insurance agents of C.M. Life. All such agreements shall be in a form agreed to by C.M. Life . All such agreements shall provide that the Independent Brokers must assume full responsibility for continued compliance by itself and its associated persons with FINRA rules (the “Rules”) and all applicable federal and state securities and insurance laws. All associated persons of such Independent Brokers soliciting applications for the Contracts shall be duly and appropriately licensed and appointed for the sale of the Contracts under the Rules and applicable federal and state securities and insurance laws.

4. Compliance and Supervision. All persons who are engaged directly or indirectly in the operations of MSD and C.M. Life in connection with the offer or sale of the Contracts shall be considered a “person associated” with MSD as defined in Section 3(a)(18) of the 1934 Act. MSD shall have full responsibility for the securities activities of each such person as contemplated by Section 15 of the 1934 Act.

MSD shall be fully responsible for carrying out all compliance, supervisory and other obligations hereunder with respect to the activities of its registered representatives as required by the Rules and applicable federal and state securities laws. Without limiting the generality of the foregoing, MSD agrees that it shall be fully responsible for:

(a) ensuring that no representative of MSD shall offer or sell the Contracts until such person is appropriately licensed, registered, or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold, in which C.M. Life is licensed to sell the Contracts, and in which such person shall offer or sell the Contracts; and

(b) training and supervising C.M. Life’s agents and brokers who are also registered representatives of MSD for purposes of complying on a continuous basis with the Rules and with federal and state securities laws applicable in connection with the offering and sale of the Contracts. In this connection, MSD shall:

(i) jointly conduct with C.M. Life such training (including the preparation and utilization of training materials) as in the opinion of MSD and C.M. Life is necessary to accomplish the purposes of this Agreement;

(ii) establish and implement reasonable written procedures for supervision of sales practices of registered representatives of MSD who sell the Contracts;

(iii) provide a sufficient number of registered principals and an adequately staffed compliance department to carry out the responsibilities as set forth herein;

(iv) take reasonable steps to ensure that C.M. Life agents and brokers who are also registered representatives of MSD recommend the purchase of the Contracts only upon reasonable grounds to believe that the purchase of the Contracts is suitable for such applicant; and

(v) impose disciplinary measures on agents of C.M. Life who are also registered representatives of MSD as required.

The parties hereto recognize that any registered representative of MSD or Independent Broker selling the Contracts as contemplated by this Agreement shall also be acting as an insurance agent of C.M. Life or as an insurance broker, and that the rights of MS D and Independent Broker to supervise such persons shall be limited to the extent specifically described herein or required under applicable federal or state securities laws or FINRA regulations.

5. Registration and Qualification of Contracts. C.M. Life has prepared or caused to be prepared registration statements describing the Contracts, together with exhibits thereto (hereinafter referred to as the “Registration Statements”). The Registration Statements include prospectuses (the “Prospectuses”) for the Contracts.

C.M. Life agrees to execute such papers and to do such acts and things as shall from time-to-time be reasonably requested by MSD for the purpose of qualifying and maintaining qualification of the Contracts for sale under applicable state law and for maintaining the registration of the Separate Accounts and interests therein under the 1933 Act and the 1940 Act, to the end that there will be available for sale from time-to-time such amounts of the Contracts as MSD may reasonably request. C.M. Life shall advise MSD promptly of any action of the SEC or any authorities of any state or territory, of which it is aware, affecting registration or qualification of the Separate Account, or rights to offer the Contracts for sale.

If any event shall occur as a result of which it is necessary to amend or supplement the Registration Statements in order to make the statements therein, in light of the circumstances under which they were or are made, true, complete or not misleading, C.M. Life will forthwith prepare and furnish to MSD, without charge, amendments or supplements to the

Registration Statements sufficient to make the statements made in the Registration Statements as so amended or supplemented true, complete and not misleading in light of the circumstances under which they were made.

6. Representations of C.M. Life. C.M. Life represents and warrants to MSD and to the Independent Brokers as follows:

(a) C.M. Life is an insurance company duly organized under the laws of the State of Connecticut and is in good standing and is authorized to conduct business under the laws of each state in which the Contracts are sold, that the Separate Accounts were legally and validly established as segregated asset accounts under the Insurance Code of Connecticut, and that the Separate Accounts have been properly registered as unit investment trusts in accordance with the provisions of the 1940 Act to serve as segregated investment accounts for the Contracts.

(b) All persons that will be engaging in the offer or sale of the Contracts will be authorized insurance agents of C.M. Life.

(c) The Registration Statements do not and will not contain any misstatements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading.

(d) C.M. Life shall make available to MSD copies of all financial statements that MSD reasonably requests for use in connection with the offer and sale of the Contracts.

(e) No federal or state agency or bureau has issued an order preventing or suspending the offer of the Contracts or the use of the Registration Statements, or of any part thereof, with respect to the sale of the Contracts.

(f) The offer and sale of the Contracts is not subject to registration, or if necessary, is registered, under the Blue Sky laws of the states in which the Contracts will be offered and sold.

(g) The Contracts are qualified for offer and sale under the applicable state insurance laws in those states in which the Contracts shall be offered for sale. In each state where such qualification is effected, C.M. Life shall file and make such statements or reports as are or may be required by the laws of such state.

(h) This Agreement has been duly authorized, executed and delivered by C.M. Life and constitutes the valid and legally binding obligation of C.M. Life. Neither the execution and delivery of this Agreement by C.M. Life nor the consummation of the transactions contemplated herein will result in a breach or violation of any provision of the state insurance laws applicable to C.M. Life, any judicial or administrative orders in which it is named or any material agreement or instrument to which it is a party or by which it is bound.

7. Representations of MSD. MSD represents and warrants to

C.M. Life as follows:

(a) MSD is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA and, to the extent necessary to perform the activities contemplated hereunder, is duly registered, or otherwise qualified, under the applicable securities laws of every state or other jurisdiction in which the Contracts are available for sale.

(b) This Agreement has been duly authorized, executed and delivered by MSD and constitutes the valid and legally binding obligation of MSD. Neither the execution and delivery of this Agreement by MSD nor the consummation of the transactions contemplated herein will result in a breach or violation of any provision of the federal or state securities laws or the Rules, applicable to MSD, or any judicial or administrative orders in which it is named or any material agreement or instrument to which it is a party or by which it is bound.

(c) MSD shall comply with the Rules and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Contracts.

8. Expenses. MSD shall be responsible for all expenses incurred in connection with its provision of services and the performance of its obligations hereunder, except as otherwise provided herein.

C.M. Life shall be responsible for all expenses of printing and distributing the Prospectuses, and all other expenses of preparing, printing and distributing all other sales literature or material for use in connection with offering the Contracts for sale.

9. Sales Literature and Advertising. MSD will use and distributes only the Prospectus, statements of additional information, or other applicable and authorized sales literature then in effect in selling the Contracts. MSD is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current Registration Statements filed with the SEC or in such sales literature as may be authorized by C.M. Life.

MSD agrees to make timely filings with the SEC, FINRA, and such other regulatory authorities as may be required of any sales literature or advertising materials relating to the Contracts and intended for distribution to prospective investors. C.M. Life shall review and approve all advertising and sales literature concerning the Contracts utilized by MSD. MSD also agrees to furnish to C.M. Life copies of all agreements and plans it intends to use in connection with any sales of the Contracts.

10. Applications. All applications for Contracts shall be made on application forms supplied by C.M. Life, and shall be remitted by MSD or Independent Brokers promptly, together with such forms and any other required documentation, directly to C.M. Life at the address indicated on such application or to such other address as C.M. Life may, from time to time, designate in writing. All applications are subject to acceptance or rejection by C.M. Life at its sole discretion.

11. Payments. All money payable in connection with any of the Contracts, whether as premiums, purchase payments or otherwise, and whether paid by, or on behalf of any applicant or Contract owner, is the property of C.M. Life and shall be transmitted immediately in accordance with the administrative procedures of C.M. LIfe without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by MSD. Checks or money orders as payment on any Contract shall be drawn to the order of “C.M. Life Insurance Company.” No cash payments shall be accepted by MSD in connection with the Contracts. Unless otherwise agreed to by C.M. Life in writing, neither MSD nor any of C.M. Life’s agents nor any broker shall have an interest in any surrender charges, deductions or other fees payable to C.M. Life as set forth herein.

12. Insurance Licenses. C.M. Life shall apply for and maintain the proper insurance licenses and appointments for each of the agents and brokers selling the Contracts in all states or jurisdictions in which the Contracts are offered for sale by such person. C.M. Life reserves the right to refuse to appoint any proposed agent or broker, and to terminate an agent or broker once appointed. C.M. Life agrees to be responsible for all licensing or other fees required under pertinent state insurance laws to properly authorize agents or brokers for the sale of the Contracts; however, the foregoing shall not limit C.M. Life’s right to collect such amount from any person or entity other than MSD.

13. Agent/Broker Compensation. Commissions or other fees due all brokers and agents in connection with the sale of Contracts shall be paid by C.M. Life, on behalf of MS D, to the persons entitled thereto in accordance with the applicable agreement between each such broker or agent and C.M. Life or a general agent thereof. MSD shall assist C.M. Life in the payment of such amounts as C.M. Life shall reasonably request, provided that MSD shall not be required to perform any acts that would subject it to registration under the insurance laws of any state. The responsibility of MSD shall include the performance of all activities by MSD necessary in order that the payment of such amounts fully complies with all applicable federal and state securities laws. Unless applicable federal or state securities law shall require, C.M. Life retains the ultimate right to determine the commission rate paid to its agents.

14. MSD’s Compensation. As payment for its services hereunder, MSD shall receive an annual fee (“Fee”) The Fee shall be equal to a portion of MSD’s operating costs that are attributable to the services provided by MSD hereunder. During the fourth quarter of each year, MSD shall present to C.M. Life: (1) a description of those operating expenses that it believes are attributable to the services provided by MSD hereunder (“C.M. Life Variable Annuity and Variable Life Separate Accounts Related Expenses”), (2) the percentage of the C.M. Life Variable Annuity and Variable Life Separate Accounts Related Expenses for which it believes MassMutual is responsible (“C.M. Life Percent”), and (3) an estimated Fee (“Budgeted Fee”) for the following calendar year. If C.M. Life objects to the C.M. Life Variable Annuity and Variable Life Separate Accounts Related Expenses, the C.M. Life Percent or the amount of the Budgeted Fee, the parties shall negotiate the matters. The last agreed-to C.M. Life Variable Annuity and Variable Life Separate Accounts Related Expenses, C.M. Life Percent and Budgeted Fee, however, shall remain in effect until the parties agree that any of these items should be changed, or the Agreement is terminated as provided herein.

C.M. Life shall, for each month, pay a portion of the Fee to MSD within 30 days after the end of each month. For the first nine months, the amount of the total monthly payments shall be 75% of the Budgeted Fee. The monthly payment for the months during the fourth quarter shall be the difference between the amount of the actual Fee (as determined above) based on the final calendar year results and the amount of the Budgeted Fee paid in the first nine months. Unless otherwise specifically agreed to, any indebtedness between C.M. Life and MSD which is not evidenced by written instrument requiring payment of interest, shall bear interest specified in section 1.482(a)(2) of the treasury regulations. Any Fee payments owed after the thirtieth day following the receipt of the bill shall be treated as indebtedness and shall accrue interest on a daily basis at the rate provided in the previous sentence.

MSD shall provide a status report on the calculation of the Fee to C.M. Life no later than 45 days after the end of the second quarter, and shall indicate whether actual year-to-date results used to calculate the Fee are within 10% for the year-to-date pro-rated Budgeted Fee.

15. Books and Records. MSD and C.M. Life shall each cause to be maintained and preserved for the period prescribed such accounts, books, and other documents as are required of it by the 1934 Act and any other applicable laws and regulations. In particular, without limiting the foregoing, MSD shall cause all the books and records in connection with the offer and sale of the Contracts by its registered representatives to be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act, to the extent that such requirements are applicable to the Contracts. The books, accounts, and records of MSD and C.M. Life as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. The payment of premiums, purchase payments, commissions and other fees and payments in connection with the Contracts by its registered representatives shall be reflected on the books and records of MSD as required under applicable FINRA regulations and federal and state securities laws requirements.

MSD and C.M. Life, from time to time during the term of this Agreement, shall divide the administrative responsibility for maintaining and preserving the books, records and accounts kept in connection with the Contracts; provided, however, in the case of books, records and accounts kept pursuant to a requirement of applicable law or regulation, the ultimate and legal responsibility for maintaining and preserving such books, records and accounts shall be that of the party which is required to maintain or preserve such books, records and accounts under the applicable law or regulation, and such books, records and accounts shall be maintained and preserved under the supervision of that party. MSD and C.M. Life shall each cause the other to be furnished with such reports as it may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under such regulations and laws, and under the insurance laws of the State of Connecticut and any other applicable states or jurisdictions.

MSD and C.M. Life each agree and understand that all documents, reports, records, books, files and other materials required under applicable Rules and federal and state securities laws shall be the property of MSD, unless such documents, reports, records, books, files and other materials are required by applicable regulation or law to be also maintained by C.M. Life, in which case such material shall be the joint property of MS D and C.M. Life. All other documents, reports, records, books, files and other materials maintained relative to this Agreement shall be the property of C.M. Life. Upon termination of this Agreement, all said material shall be returned to the applicable party.

MSD and C.M. Life shall establish and maintain facilities and procedures for the safekeeping of all books, accounts, records, files, and other materials related to this Agreement. Such books, accounts, records, files, and other materials shall remain confidential and shall not be voluntarily disclosed to any other person or entity except as described below in section 16.

16. Availability of Records. MSD and C.M. Life shall each submit to all regulatory and administrative bodies having jurisdiction over the sales of the Contracts, present or future, any information, reports, or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. In particular, without limiting the foregoing, C.M. Life agrees that any books and records it maintains pursuant to paragraph 15 of this Agreement which are required to be maintained under Rule17a-3 or 17a-4 of the 1934 Act shall be subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act and Sections 30 and 31 of the 1940 Act.

17. Confirmations. C.M. Life agrees to prepare and mail a confirmation for each transaction in connection with the Contracts at or before the completion thereof as required by the 1934 Act and applicable interpretations thereof, including Rule l0b-10 thereunder. Each such confirmation shall reflect the facts of the transaction, and the form thereof will show that it is being sent on behalf of MSD or Independent Broker acting in the capacity of agent for C.M. Life.

18. Indemnification. C.M. Life shall indemnify MSD, Independent Brokers, their registered representatives, officers, directors, employees, agents and controlling persons and hold such persons harmless, from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and disbursements) resulting or arising out of or based upon an allegation or finding that: (i) the Registration Statements or any application or other document or written information provided by or on behalf of C.M. Life includes any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, written information furnished to C.M. Life by MSD, Independent Brokers, or their registered representatives specifically for use in the preparation thereof, or (ii) there is a misrepresentation, breach of warranty or failure to fulfill any covenant or warranty made or undertaken by C.M. Life hereunder.

MSD will indemnify C.M. Life, its officers, directors, employees, agents and controlling persons and hold such persons harmless, from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and disbursements) resulting or arising out of or based upon an allegation or finding that: (i) MSD or its registered representatives offered or sold or engaged in any activity relating to the offer and sale of the Contracts which was in violation of any provision of the federal securities laws or, (ii) there is a material misrepresentation, material breach of warranty or material failure to fulfill any covenant or warranty made or undertaken by MSD hereunder.

Promptly after receipt by an indemnified party under this paragraph 18 of notice of the commencement of any action by a third party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 18, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from liability which the indemnifying party may have to any indemnified party otherwise than under this paragraph. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this paragraph for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

19. Independent Contractor. MSD shall be an independent contractor. MS D is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. MSD assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

20. Termination. Subject to termination as hereinafter provided, this Agreement shall remain in full force and effect for the initial term of the Agreement, which shall be for a two year period commencing on the date first above written, and this Agreement shall continue in full force and effect from year to year thereafter, until terminated as herein provided.

This Agreement may be terminated by either party hereto upon 30 days written notice to the other party, or at any time upon the mutual written consent of the parties hereto. This Agreement shall automatically be terminated in the event of its assignment. Subject to C.M. Life’s approval, however, MSD may delegate any duty or function assigned to it in this agreement provided that such delegation is permissible under applicable law. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including the settlement of monies due in connection with the Contracts in effect at the time of termination or issued pursuant to applications received by C.M. Life prior to termination.

21. Interpretation. This Agreement shall be subject to the provisions of the 1934 Act and the rules, regulations, and rulings thereunder and of FINRA, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be interpreted in accordance with the laws of the State of Connecticut.

22. Non-exclusivity. The services of MSD and C.M. Life to the Separate Accounts hereunder are not to be deemed exclusive and MSD and C.M. Life shall be free to render similar services to others so long as their services hereunder are not impaired or interfered with hereby.

23. Amendment. This Agreement constitutes the entire Agreement between the parties hereto and may not be modified except in a written instrument executed by all parties hereto.

24. Interests in and of MSD. It is understood that any of the policyholders, directors, officers, employees and agents of C.M. Life may be a shareholder, director, officer, employee, or agent of, or be otherwise interested in, MSD, any affiliated person of MSD, any organization in which MSD may have an interest, or any organization which may have an interest in MSD; that MSD, any such affiliated person or any such organization may have an interest in C.M. Life; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Charter, Articles of incorporation, Limited Liability Company Agreement or By-Laws of C.M. Life and MSD, respectively, or by specific provision of applicable law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized and seals to be affixed, as of the day and year first above written.

C.M. LIFE INSURANCE COMPANY, on its behalf and on behalf of the VARIABLE ANNUITY and VARIABLE LIFE SEPARATE ACCOUNTS LISTED ON EXHIBIT A

By:	/s/ Michael Fanning
Michael Fanning Executive Vice President

MML STRATEGIC DISTRIBUTORS, LLC

By:	/s/ Wendy Benson
Wendy Benson President

Exhibit A to the

Underwriting and Services Agreement

between MSD and C.M. Life for the following Separate Accounts:

Panorama Plus

C.M. Multi Account A

C.M. Life Variable Life Separate Account I

Panorama Plus Separate Account